Exhibit 99.1

Graystone Company Enters Into LOI to Acquire Hard Rock Gold Mining Project

Lima, Peru, December 19, 2012 -- The Graystone Company (OTCQB: GYST) is pleased to announce that it has entered into a Letter of Intent (LOI) to acquire an open pit hard rock gold project in Suriname.  The LOI sets forth the terms upon which the Company proposes to purchase an undivided 50% interest in the Suriname project.

“We are excited about the Suriname project,” commented Paul Howarth, CEO of The Graystone Company, “this will provide the Company with a significant increase in revenue and cash flow and should help us expand in Peru as well.”

The Suriname Project

The project, referred to Suriname #1, is approximately 3 hours from closest major city.  The project already has most of the equipment on site and expects to begin production in 8-12 weeks.  The Company’s investment will be used to acquire excavators and pay for the mining camp.  The Company expects that the project will produce 200-400 grams per day or 4,000 – 6,000 grams per month or $200,000 to $300,000 per month per Pod.  The project is immediately adjacent to one of IAMGOLD’s projects in Suriname.

The Company expects to expand the operations on Suriname #1by adding a Pod each quarter.  Each Pod is expected to cost about $250,000 in equipment and is expected produce 200-400 grams per day or 4,000 – 6,000 grams per month or $200,000 to $300,000 per month.  The Company’s goal is to have 4 Pods within 18 months being able to produce 16,000 – 24,000 grams per month or approximately $1,000,000 in revenue each month.

The LOI

The LOI contemplates that the Company will work towards the completion of a definitive agreement (the "Purchase Agreement") in respect of the Proposed Transaction by January 15, 2013.  Under the proposed terms, the Company will acquire an undivided 50% interest in the Suriname project for $100,000.  The Company will receive 50% of the proceeds of the project.  The funds from the gold sales are expected to be wired into an account controlled by the Company who will then make the necessary disbursements.

Proposed Financing

To fund the project, the Company will create a Series A Preferred Stock which will be used to finance the project.  The Series A Preferred Stock will consist of 80,000,000 shares.  The Company’s intention of using the Series A Preferred Stock for financing is to minimize the effect on the Class A Common Stock.  The Company’s officers and directors have agreed to lend the company the necessary funds in exchange for 25,000,000 shares of the Series A Preferred.  25,000,000 shares will be issued to the current claim holder and the remaining 30,000,000 will be used to raise capital for the project.  The Series A Preferred Stock holders will receive between 10-15% of the net proceeds from the project. The Series A will not be convertible into common stock.  The Company will be filing an S-1 to register the Series A Preferred Stock.  At which point, the Company will seek additional investors for the project.

Suriname

The small-scale gold mining industry exported close to 19,000 kilograms of gold in 2011, at least on paper. The total value of those exports was over US$ 914 million.  This is up from 300 kilograms in 2002.  Natural Resources Minister for Suriname Jim Hok estimates the actual annual production of the small-scale and industrialized gold mining industry to be close to 30,000 kilograms.

About The Graystone Company.  The Graystone Company, Inc. is a U.S.-based mining and exploration company focused on acquiring and developing gold and other mineral properties. The Company's strategy is to build value for shareholders by the identification, acquisition and exploration of early-stage properties that show significant potential for the discovery of gold. The Company sells gold and silver to retail buyers via www.graystonegold.com.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contacts:
The Graystone Company, Inc.
Paul Howarth
(702) 289-4827
info@graystonegold.com
www.graystone1.com